Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Naqi Logix Inc.

Vancouver, British Columbia

We consent to the use in this Annual Report Pursuant to Regulation A of the Securities Act of 1933, Form 1-K, of our report dated March 19, 2026, relating to the consolidated financial statements of Naqi Logix Inc. (the "Company") for the years ended June 30, 2025 and 2024, appearing in the Form 1-K.  Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

DMCL LLP

Vancouver, British Columbia

March  19, 2026